Exhibit 23.1

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 17, 2023, with respect to the consolidated financial statements of Cboe Global Markets, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Kansas City, Missouri

February 17, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.